UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549



                          FORM 8-K



                       CURRENT REPORT
           PURSUANT TO SECTION 13 OR 15(D) OF THE
               SECURITIES EXCHANGE ACT OF 1934


       March 31, 2006                     333-101960
   Date of Report (Date of          Commission File Number
  earliest event reported)


                YUKON GOLD CORPORATION, INC.
   (Exact name of registrant as specified in its charter)


          Delaware                        98-0413063
(State or other jurisdiction           (I.R.S. Employer
     of incorporation or           Identification Number)
        organization)


                       347 Bay Street
                         Suite 408
                  Toronto, Ontario M5H 2R7
    (Address of Principal Executive Offices) (Zip Code)


                       (416) 865-9790
    (Registrant's telephone number, including area code)

 Item 3.02 Unregistered Sale of Equity Securities

     On March 28, 2006, Yukon Gold Corporation, Inc. (the "Company") completed the private placement of 5,331,327 "units" at U.S. $0.60 per unit. Each "unit" consisted of a common share and a half- share purchase warrant. Each full share purchase warrant (two half-share purchase warrants together) may be exercised to purchase one common share of the Company at $0.90 per share within 24 months of the issue date of March 28, 2006. Additionally, 25,000 "flow-through" shares were privately placed with a Canadian investor, at a purchase price of $0.75 per share. The so-called "flow-through" shares provide certain tax credits in Canada to the purchaser of such shares.

     In connection with the private placement, a finder's fee was paid totaling 9% of the gross proceeds of the amount raised in Canada. The finder also received 10% of the amount raised in Canada in the form of unit warrants to purchase units (as described above).

     The net proceeds from the private placement will be used to further explore and develop Yukon Gold's Marg
Property and Mt. Hinton Project, as well as for general working capital purposes including property payments and work expenditures related to the Company's assets.

Item 8.01 Other Events

     The Company has received approval from the Toronto Stock Exchange to list its common shares for trading on such Exchange, subject to the fulfillment of certain conditions. The Company is endeavoring to satisfy such conditions and expects that such listing will be granted. The Company's shares currently trade on the Over-The-Counter Bulletin Board and will continue to do so following a listing on the Toronto Stock Exchange.


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          YUKON GOLD CORPORATION, INC.


Date: March 31, 2006      By: /s/ Lisa Lacroix
                          Name:  Lisa Lacroix
                          Title:  Secretary